KPMG LLP

1601 Market Street

Philadelphia, PA 19103-2499

May 30, 2014

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the JOHCM Emerging Markets Opportunities Fund, JOHCM Global Equity Fund, and JOHCM International Select Fund (the “Predecessor Funds”) as part of the Scotia Institutional Funds Trust and, under the date of November 25, 2013, we reported on the statement of assets and liabilities, including the schedule of investments, as of September 30, 2013, and the related statements of operations of the JOHCM International Select Fund for the year then ended, the JOHCM Emerging Markets Opportunities Fund for the period November 21, 2012 (commencement of operations) through September 30, 2013, the JOHCM Global Equity Fund for the period March 22, 2013 (commencement of operations) through September 30, 2013, the statements of changes in net assets for each of the years in the two-year period then ended for the JOHCM International Select Fund, the statements of changes in net assets for the periods ended September 30, 2013 for the JOHCM Emerging Markets Opportunities Fund and JOHCM Global Equity Fund and the financial highlights for each of the years or periods in the three-year period then ended for the JOHCM International Select Fund and the financial highlights for the periods ended September 30, 2013 for the JOHCM Emerging Markets Opportunities Fund and JOHCM Global Equity Fund. On November 25, 2013, upon completion of our audits and issuance of our report we resigned. We have read the statements made by the JOHCM Emerging Markets Opportunities Fund, JOHCM Global Equity Fund, and JOHCM International Select Fund each a series of the Advisers Investment Trust, which we understand will be filed with the Commission pursuant to Item 77k of Form N-SAR, dated May 30, 2014 , and we agree with such statements, except that we are not in a position to agree or disagree with the Fund’s statement that the Registrant nor anyone on its behalf consulted PwC concerning (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Funds financial statements or (ii) the subject of disagreement (as defined in paragraph (a)(1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).

Very truly yours,

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.